Shareholder Letter: Year End 2010 Results

Dear Investors,

Cytori’s mission is to improve the quality and length of life by providing innovative regenerative therapies to patients. Our primary innovation is a family of products designed for the extraction and concentration of stem and regenerative cells from adipose tissue (ADRCs) at the point-of-care. The lead product is a system known as Celution®, which is being sold in many countries around the world and has already been used in thousands of procedures to improve the lives of patients.

Based on opportunities created by this novel technology, our future is to be one of growth and value creation.  After extensively analyzing the state of the business, as well as gaining a thorough and collective understanding of our resources, management has identified three primary areas for creating and capturing value over the next three years.  The three strategic initiatives are:

1.	Implement our comprehensive sales plan to accelerate annual product revenue growth
2.	Mature our cardiovascular pipeline toward targeted market opportunities
3.	Achieve U.S. market approval / clearance for our Celution® System

Year in Review

To position ourselves for these important objectives, we achieved several major accomplishments in 2010 and through the beginning of 2011, which include the following:

•	Grew product revenues 41% year-over-year - revenue generating units increased by 48 to a cumulative total of 149 and nearly 1,400 consumables were shipped during 2010;

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Reported improved heart function in two cardiovascular disease clinical trials, initiated our pivotal European heart attack trial, and are seeking EU approval for use in no-option chronic myocardial ischemia patients;

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Achieved European approval of the Celution System in breast reconstruction, reported 12 month data from our RESTORE-2 trial and successfully launched PureGraft™ into the U.S. and European plastic and reconstructive surgery markets;

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Made progress toward Celution® System commercialization in the U.S. - multiple submissions are being prepared for FDA approval or clearance of Celution® as part of a comprehensive regulatory strategy intended to achieve market entry; and

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Strengthened our cash and cash equivalents balance to $52.7 million at the end of 2010 - part of the increase resulted from a $10 million strategic equity investment from Astellas Pharma that included certain negotiating rights to a potential liver disease partnership.

Cardiovascular Disease – Validates Technology

The benefit of ADRCs in the treatment of heart disease has been reported in two randomized, placebo controlled safety and feasibility trials.  We have focused on two cardiac specific applications within the broader vascular market opportunity.  The first application is for the initial injury, acute heart attack. The second application is for a subset of the later stage heart failure patient with chronic myocardial ischemia who essentially has no alternatives.

Our acute heart attack therapy program has advanced into a European pivotal trial, targeting the nearly two million patients who present at the hospital each year in Europe with a heart attack. The first site in our ADVANCE acute heart attack trial is up and running and enrolling. We anticipate including up to 35 sites and enrolling up to 375 patients. Enrollment is expected to be complete within 18 to 24 months. The primary endpoint is the reduction of infarct size at six months (the same as APOLLO), which is the most predictive measure for future adverse clinical outcomes such as recurrent heart attack, hospital admission for heart failure, or patient death.  Major adverse cardiac and cerebral events (MACCE) will be followed out to 12 months.  Additionally, healthcare cost effectiveness data and healthcare utilization metrics are also being collected.  All of this data will be used to support reimbursement in Europe for this therapy as well as to design and power a future U.S. Pivotal Trial.

Long-term data from PRECISE, our chronic myocardial ischemia trial, demonstrated statistically significant improvement in heart function, as measured by MAX VO2 and METS. Statistically significant differences between the cell treated and control group were observed at six months and sustained at least 18 months. It’s important to note that MAX VO2 is a measure of overall cardiovascular fitness, a primary metric for heart transplantation eligibility, a key predictor of one-year survival, and a surrogate marker for clinical outcome.

Based on this data and a strong trend in survival for the treatment group, we are now preparing an application in Europe to expand our CE Mark to include claims for no-option chronic myocardial ischemia patients. More than 2 million of the 5.5 million heart failure patients in the G5 [UK, Germany, France, Spain, Italy] fit this category today. We are actively preparing to obtain this approval and will provide much more detail as we progress through the regulatory process in Europe.

We also intend to conduct a U.S. trial for chronic myocardial ischemia and are currently working on a pre-IDE package to submit to the FDA.  We anticipate this will be a 60 to 120 patient feasibility trial and would expect to begin enrolling early next year. There are a number of alternatives, including grant opportunities, that we are evaluating that could fund a significant portion of this trial.  We will provide more information over the year as we work with the FDA to define the specific trial design, timeline and budget.

2010 Sales Performance

Product revenues were $8.3 million for 2010, compared to $5.8 million for 2009, which includes $2.4 million in fourth quarter 2010 product sales. Gross profit improved to $4.3 million for 2010 compared to $2.4 million in 2009, including $1.2 million in gross profit in the fourth quarter 2010. Product revenue growth is attributable mostly to increased sales of systems to private pay plastic surgery clinics, academic centers performing independent investigator-initiated studies and the sale of two StemSource® Cell Banks. Toward the end of the year, we also started to see increased impact from PureGraft™ sales worldwide for body contouring procedures.

We ended the year with 149 revenue generating units compared to 101 at the start of year, and shipped 1,392 consumables in 2010 compared to 1,205 in 2009. This includes a record 437 consumables shipped during the fourth quarter of 2010, of which 350 were re-orders. The percentage of re-orders increased substantially in 2010 to 77% compared to 64%, a positive trend that reflects the recurring revenue opportunity once a system is installed. Separately, 1,847 PureGraft™ consumables were shipped in 2010, a sign that we are penetrating the growing fat grafting market in the U.S. and abroad.

2011 Commercial Business Outlook

The word that best describes our outlook for 2011 is momentum. There are a number of factors driving this momentum and we expect them to have positive benefit as their effects continue throughout the year.

Structurally, we have positioned our products into two distinct businesses: Regenerative Medicine and Aesthetics & Banking.
Historically, products in Aesthetics & Banking have contributed the most to revenue with a smaller portion attributed to the Regenerative Medicine category, mostly in the form of sales for translational medicine.

The Aesthetics & Banking portfolio is targeting the soft tissue filler market. This includes applications such as fat grafting, breast augmentation, and facial lifting as well as all forms of tissue or cell banking. For 2011, we expect increasing orders in Aesthetics & Banking to remain the primary driver of sales growth with growing consumable orders contributing a greater percentage to our overall revenues.

In Europe, we are shifting our direct sales team’s focus toward hospital customers, specifically for breast reconstruction now that the full RESTORE 2 data is available and we received a specific breast reconstruction indication for Celution® in July 2010.  In comparison, through much of 2010 our sales force dedicated nearly all of their time calling on private pay plastic surgery clinics.

In the U.S., we expect PureGraft™ to continue to be the lead product for the time being, in addition to lab equipment. We have recently implemented a cost-effective and creative initiative that uses print, radio, TV and social media to support our PureGraft™ customers at a local level, which is having a quantifiably positive return on investment. We will continue these efforts, which are already having an impact on our customers’ business and driving consumable utilization.

In Asia Pacific, we expect to continue building both Aesthetics & Banking and Regenerative Medicine. Commercial activities will continue to focus on a mix of translational research and aesthetic surgery. While we anticipate continued revenue growth for StemSource® cell banks, the timing of such commitments and installations can be variable and we view such revenues as upside to the core product sales.

We are also expanding prudently into emerging markets. This effort will, for the most part, focus on our PureGraft™ products through select distributors and become available as local regulatory approvals are received.  In India, we are making progress with both Aesthetics and Banking products as well as Regenerative Medicine opportunities and expect to share some of the progress in the near term.

Finally, we anticipate completing development of a next-generation device designed specifically for the private practice setting later this year. We expect to launch this product first in Europe in 2012, followed by the U.S. and Asia Pacific.  Our broad, deep and expanding patent position in the area of fat tissue processing and cell-enriched fat grafting provides extensive protection for what we believe to be a significant and growing market for natural soft tissue fill products and procedures.  This next generation technology incorporates important feedback from our commercial activities in this area and optimizes nearly every aspect of the cell-enriched natural soft tissue fill procedure, bringing what potentially could become a true game changing portfolio to this market.

U.S. Regulatory Update

After an extensive external analysis by our regulatory advisors and numerous discussions with the FDA, we are confident that the 510(K) pathway remains a viable approach to market clearance with limited claims for our tissue processing technology. As part of an integrated strategy, we have multiple FDA applications under review and in the process of being filed. These consist of a mix of 510(K) filings, an HDE for a congenital condition affecting the soft tissues, and a PMA trial for chronic myocardial ischemia as previously described.

12-Month Milestones

Our key initiatives for 2011 will be to drive enrollment in the ADVANCE heart attack trial, seek approval for no-option chronic myocardial ischemia patients in Europe, execute our U.S. regulatory and development strategy, and grow the commercial business. We believe the pieces are coming together for accelerating revenue growth, with expanded indications, longer-term data, and pursuit of specific country-level payment in Europe. We anticipate the impact of RESTORE-2 data to have a greater effect on revenue growth toward the latter half of the year. Catalysts and milestones that you should be looking for this year to measure our performance include the following:

Advance development pipeline

•	Expand CE Mark claims to include no-option chronic myocardial ischemia
•	Report 18-Mo APOLLO data
•	Expand number of sites and ongoing enrollment of the ADVANCE trial
•	Define and prepare to initiate a U.S. clinical trial for chronic myocardial ischemia
•	Expand efforts with FDA to gain approval or clearance for Celution®
•	CE Mark and European commercial launch for Celution® One
•	Complete development of next generation aesthetics device

Growth in Aesthetics & Banking Business

•	Increase system installed base and consumable usage rates
•	Increase hospital-based customers, with emphasis on breast reconstruction
•	Pursue payment for breast reconstruction in Europe;
•	Grow PureGraft™ product sales
•	Expand selectively into emerging markets

As an investor, you are an integral part in our mission to bring forward the next big movement in healthcare: regenerative medicine. Our enormous research, development, and sales efforts are all geared toward improving patients’ lives. To date we estimate our technology has been used in thousands of procedures yet, this is just the beginning of the impact we expect to have.  We thank you again for your continued interest and support of Cytori.

Warm Regards,

Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to increase sales opportunities due to our expansion of Celution® System indications in Europe and increase revenue growth in 2011, our ability to successfully expand commercialization of the PureGraft™ product,  our ability to obtain third party and governmental approvals for future clinical trials and reimbursement for our products, our ability to complete enrollment of the ADVANCE trial in 18-24 months, and our ability to complete development of a next-generation cosmetic surgery clinic device, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environment, and dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.